PUBLIC STORAGE, INC.
                         EXHIBIT 11 - EARNINGS PER SHARE

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

                                                                                 For the Year Ended December 31,
                                                                         ---------------------------------------------------
                                                                             2004                2003              2002
                                                                        --------------      --------------   ---------------
                                                                          (amounts in thousands, except per share data)
Earnings Per Share:

Net income.......................................................        $   366,213         $   336,653        $   318,738

Less: Cumulative Preferred Stock Dividends:
   10% Cumulative Preferred Stock, Series A......................                  -                   -             (3,422)
   9.20% Cumulative Preferred Stock, Series B....................                  -              (1,322)            (5,389)
   Adjustable Rate Preferred Stock, Series C.....................                  -              (1,013)            (2,024)
   9.50% Cumulative Preferred Stock, Series D....................             (2,131)             (2,850)            (2,850)
   10.00% Cumulative Preferred Stock, Series E...................             (5,488)             (5,488)            (5,488)
   9.75% Cumulative Preferred Stock, Series F....................             (5,606)             (5,606)            (5,606)
   8% Cumulative Preferred Stock, Series J.......................                  -                   -             (9,200)
   8.25% Cumulative Preferred Stock, Series K....................               (501)             (9,488)            (9,488)
   8.25% Cumulative Preferred Stock, Series L....................             (1,818)             (9,488)            (9,488)
   8.75% Cumulative Preferred Stock, Series M....................             (3,089)             (4,922)            (4,922)
   8.60% Cumulative Preferred Stock, Series Q....................            (14,835)            (14,835)           (14,835)
   8.00% Cumulative Preferred Stock, Series R....................            (40,800)            (40,800)           (40,800)
   7.875% Cumulative Preferred Stock, Series S...................            (11,320)            (11,320)           (11,320)
   7.625% Cumulative Preferred Stock, Series T...................            (11,601)            (11,601)           (11,011)
   7.625% Cumulative Preferred Stock, Series U...................            (11,438)            (11,438)            (9,849)
   7.50% Cumulative Preferred Stock, Series V....................            (12,938)            (12,938)            (3,234)
   6.50% Cumulative Preferred Stock, Series W....................             (8,612)             (2,057)                 -
   6.45% Cumulative Preferred Stock, Series X....................             (7,740)             (1,030)                 -
   6.850% Cumulative Preferred Stock, Series Y...................             (2,732)                  -                  -
   6.250% Cumulative Preferred Stock, Series Z...................             (5,801)                  -                  -
   6.125% Cumulative Preferred Stock, Series A...................             (5,302)                  -                  -
   7.125% Cumulative Preferred Stock, Series B...................             (3,896)                  -                  -
   6.600% Cumulative Preferred Stock, Series C...................             (2,277)                  -                  -
                                                                        --------------      --------------   ---------------
Total preferred dividends........................................           (157,925)           (146,196)          (148,926)
   Allocation of income to preferred shareholders based on
   redemptions of preferred stock (application of EITF
   Topic D-42) ..................................................             (8,724)             (7,120)            (6,888)
                                                                        --------------      --------------   ---------------
Total net income allocated to preferred shareholders.............         $ (166,649)         $ (153,316)        $ (155,814)
                                                                        ==============      ==============   ===============
Total net income allocable to common shareholders................         $  199,564          $  183,337         $  162,924
                                                                        ==============      ==============   ===============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity Stock,
       Series A..................................................         $   21,501          $   21,501         $   21,501
      Net income allocable to shareholders of common stock.......            178,063             161,836            141,423
                                                                        --------------      --------------   ---------------
                                                                         $   199,564         $   183,337        $   162,924
                                                                        ==============      ==============   ===============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding..............            127,836             125,181            123,005
   Net effect of dilutive stock options - based on treasury stock
     method using average market price...........................                845               1,336              1,566
                                                                        --------------      --------------   ---------------
   Diluted weighted average common shares outstanding............            128,681             126,517            124,571
                                                                        ==============      ==============   ===============
Basic earnings per common and common equivalent share............        $      1.39         $      1.29        $      1.15
                                                                        ==============      ==============   ===============
Diluted earnings per common and common equivalent share..........        $      1.38         $      1.28        $      1.14
                                                                        ==============      ==============   ===============

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Note- There were no securities outstanding which would have had an anti-dilutive effect upon earnings per common share in each of the three years ended December 31, 2004.

                                   Exhibit 11